FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Court Street Trust II

Series Number	1
Fund	Fidelity New Jersey Municipal Money Market Fund
Trade Date	10/08/09
Settle Date	10/15/09
Security Name	GLOUCESTER NJ 09B 2% 10/15/10
CUSIP	379699ZL8
Price	101.47
Transaction Value	$1,268,425
Aggregate Offering Value	$14,990,000
% of Offering	8.34%
Underwriter Purchased From	Citigroup Global Markets, Inc.
Underwriting Members: (1)	Citigroup Global Markets, Inc.
Underwriting Members: (2)	TD Securities (USA), LLC
Underwriting Members: (3)	Roosevelt & Cross, Inc.
Underwriting Members: (4)	Ramirez & Co., Inc.
Underwriting Members: (5)	Bank of New York Mellon Capital Markets
Underwriting Members: (6)	Fidelity Capital Markets
Underwriting Members: (7)	Stifel, Nicolaus & Company, Inc.
Underwriting Members: (8)	Jefferies & Company, Inc.
Underwriting Members: (9)	C.L. King & Associates
Underwriting Members: (10)	UBS Financial Services Inc.
Underwriting Members: (11)	Oppenheimer & Co.
Underwriting Members: (12)	Loop Capital Markets
Underwriting Members: (13)	First Southwest Company
Underwriting Members: (14)	Cabrera Capital Markets Inc.
Underwriting Members: (15)	Sterne, Agee & Leach, Inc.
Underwriting Members: (16)	Charles Schwab & Co.